SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

Quest Software, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

5 Polaris Way

Aliso Viejo, California 92656

May 1, 2009

To our Stockholders:

We invite you to attend our Annual Meeting of Stockholders, which will be held on Thursday, June 4, 2009, at 10:00 a.m., local time, at our principal executive offices located at 5 Polaris Way, Aliso Viejo, California 92656.

The actions to be taken at the Annual Meeting are described in detail in the enclosed Proxy Statement and Notice of Annual Meeting. Included with these proxy materials is a copy of our Annual Report on Form 10-K for 2008. We encourage you to read these materials.

Please use this opportunity to take part in the affairs of Quest Software by voting on the business to come before the meeting. Whether or not you plan to attend the meeting, please complete, sign, date and return the accompanying proxy card promptly, using the enclosed postage-prepaid envelope. You can also vote by telephone or via the Internet. See the information contained under the heading “Information about the Annual Meeting and Voting” in the enclosed Proxy Statement for more details and follow the instructions on your proxy card.

All stockholders who attend the meeting will be required to present valid picture identification, such as a driver’s license. Registration will begin at 9:30 a.m. on the morning of the Annual Meeting.

We look forward to seeing you at our Annual Meeting.

Sincerely,

Douglas F. Garn,

President and Chief Executive Officer

5 Polaris Way

Aliso Viejo, California 92656

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 4, 2009

The Annual Meeting of Stockholders of Quest Software, Inc., a Delaware corporation (the “Company”), will be held on Thursday, June 4, 2009, at 10:00 a.m., local time, at our principal executive offices located at 5 Polaris Way, Aliso Viejo, California 92656. At the Annual Meeting, you will be asked to consider and vote upon the following proposals:

1.	To elect the Board’s seven nominees to the Board of Directors to serve until the next annual meeting and their successors are duly elected and qualified: Vincent C. Smith, Douglas F. Garn, H. John Dirks, Kevin M. Klausmeyer, Raymond J. Lane, Augustine L. Nieto II and Paul A. Sallaberry;

2.	To ratify the appointment by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2009; and

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. The record date for the Annual Meeting is April 27, 2009. Only stockholders of record as of the close of business on that date are entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

All stockholders are invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the envelope provided for that purpose, or to vote electronically via the Internet or by telephone. Instructions for electronic voting are provided on page 3 of the Proxy Statement. Any stockholder attending the Annual Meeting may vote in person even if he or she has previously returned a proxy card by following the instructions in the Proxy Statement. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on June 4, 2009 at 10:00 a.m., local time, at the Company’s offices located at 5 Polaris Way, Aliso Viejo, California 92656:

The Notice of Annual Meeting of Stockholders, Proxy Statement and the Company’s 2008 Annual Report to Stockholders are available on our website at http://www.quest.com/investor_relations/.

The Board of Directors recommends that you vote FOR the proposals identified above.

By order of the Board of Directors,

David P. Cramer,

Vice President, General Counsel & Secretary

Aliso Viejo, California

May 1, 2009

QUEST SOFTWARE, INC.

5 Polaris Way

Aliso Viejo, California 92656

PROXY STATEMENT

May 1, 2009

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Quest Software, Inc., a Delaware corporation (“Quest” or the “Company”), for Quest’s 2009 Annual Meeting of Stockholders to be held on Thursday, June 4, 2009 at 10:00 a.m., local time, and at any adjournment or postponement thereof. The Annual Meeting will be held at our principal executive offices located at 5 Polaris Way, Aliso Viejo, California 92656, and the telephone number at that location is (949) 754-8000.

Definitive copies of these proxy solicitation materials were first mailed to stockholders entitled to vote on or about May 1, 2009.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the Annual Meeting?

At our Annual Meeting, stockholders will be asked to:

•	Elect seven directors;

•

Ratify the appointment by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2009; and

•	Transact any other business that may properly come before the meeting.

The proposals to be considered and acted upon at the Annual Meeting are set forth in the accompanying Notice of Annual Meeting of Stockholders and are described in more detail in this Proxy Statement.

How does the Board of Directors recommend that I vote?

Our Board of Directors recommends that you vote your shares: (1) FOR the election of each of the seven nominees to the Board of Directors identified in this Proxy Statement; and (2) FOR the ratification of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2009. If any other business is properly brought before the meeting, the proxy holders will vote the shares they represent in the manner they deem advisable.

Who is entitled to vote at the Annual Meeting?

Our Board of Directors set April 27, 2009 as the record date (the “Record Date”) for the meeting. Only stockholders of record as of the close of business on the Record Date are entitled to vote at the Annual Meeting. As of the Record Date, 94,511,215 shares of common stock were issued and outstanding, which is our only class of outstanding voting securities.

How many votes do I have?

On each matter presented at the Annual Meeting, you are entitled to one vote for each share of Quest common stock owned by you at the close of business on the Record Date.

Am I entitled to cumulate my votes for the election of directors?

No. Stockholders do not have the right to cumulate their votes in the election of directors.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most Quest stockholders hold their shares through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record. If on the Record Date, your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares, and these proxy materials are being sent directly to you by Quest. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting. We have enclosed a proxy card for you to use. Alternatively, you may vote by telephone or via the Internet as instructed below.

Beneficial Owner. If on the Record Date, your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or other nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or other nominee on how to vote and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a proxy from your broker or other nominee and present it to the inspector of elections at the Annual Meeting with your ballot. Your broker or other nominee has enclosed a voting instruction card for you to use in directing the broker or other nominee regarding how to vote your shares.

How will my votes be counted?

If you return your properly signed and dated proxy card or voting instruction card in the enclosed envelope but do not mark selections, your shares will be voted in accordance with the recommendations of the Board of Directors. If you indicate a choice with respect to any matter to be acted upon on your proxy card or voting instruction form, the shares will be voted in accordance with your instructions.

If you are a beneficial owner and hold your shares in street name through a broker or other nominee and do not return the voting instruction form, the broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under applicable rules, brokers have the discretion to vote on routine matters, such as the uncontested election of directors and the ratification of the selection of accounting firms, but do not have discretion to vote on non-routine matters, such as those involving a contest or a matter that may substantially affect the rights or privileges of stockholders (such as mergers or stockholder proposals).

The enclosed proxy card or voting instruction form also grants the proxy holders discretionary authority to vote on any other business that may properly come before the meeting as well as any procedural matters.

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to Proposal No. 2, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for Proposal No. 2, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

How many votes must be present to hold the Annual Meeting?

For business to be conducted at the Annual Meeting, holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting must be present at the Annual Meeting, either in person or by proxy. This is called a quorum. On the Record Date, 94,511,215 shares of common stock were issued and outstanding, which is our only class of outstanding voting securities. Abstentions and broker non-votes (i.e., shares held in “street name” as to which voting instructions have not been received from the beneficial owners or persons entitled to vote) are counted as present for purposes of establishing a quorum.

If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How many votes are required to elect directors and adopt the other proposal?

In the election of directors, each of the seven nominees will be elected only if the number of votes FOR such nominee exceeds the number of votes “withheld” against such nominee.

To be approved, Proposal No. 2, the ratification of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2009, requires the affirmative vote of a majority of the shares of Quest common stock represented at the Annual Meeting and entitled to vote on the matter.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For the other matter to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Generally, you may vote by telephone, on the Internet, by mail or by attending the Annual Meeting and voting by ballot, each as described below. If you are a stockholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker or other nominee. For directions on how to vote, please refer to the instructions below and those included on your proxy card or, for shares held beneficially in street name, the voting instruction form provided by your broker or other nominee.

Internet Voting. Stockholders of record of Quest common stock with Internet access may submit proxies on the Internet by following the instructions on their proxy cards. Most Quest stockholders who hold shares beneficially in street name may vote by accessing the web site specified on the voting instruction form provided by their brokers or other nominees. Please check the voting instruction form for Internet voting availability.

Telephone Voting. Stockholders of record of Quest common stock may submit proxies by telephone by following the instructions on their proxy cards. Most Quest stockholders who hold shares beneficially in street name may vote by phone by calling the number specified on the voting instruction form provided by their brokers or other nominees. Please check the voting instruction form for telephone voting availability.

Voting By Mail. Stockholders not wishing to vote electronically on the Internet or by telephone, or whose voting instruction form does not reference Internet or telephone voting information, should follow these instructions for voting by mail. Stockholders of record of Quest common stock may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelope. Quest stockholders who hold shares beneficially in street name may vote by mail by completing, signing and dating the voting instruction form provided by their brokers or other nominees and mailing them in the accompanying pre-addressed envelope.

Voting in Person. Stockholders of record of Quest common stock may also vote their shares in person at the Annual Meeting. However, if your shares are held beneficially in street name and you wish to vote in person at the meeting, you must obtain a proxy issued in your name from the record holder (e.g., your broker or other nominee) and bring it with you to the Annual Meeting. Signing and returning your proxy card or submitting your vote on the Internet or by telephone does not affect your right to vote in person at the Annual Meeting.

Telephone and Internet voting procedures are designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

What is the deadline for Internet and telephone voting?

The deadline for voting on the Internet or by telephone is 6:00 a.m. Pacific Time on June 4, 2009.

Can I change or revoke my vote after submitting my proxy?

Yes. You may change your vote at any time prior to the vote at the Annual Meeting. If you are the stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by granting a subsequent proxy by telephone or through the Internet, by providing a written notice of revocation to Quest’s Corporate Secretary at Quest Software, Inc., 5 Polaris Way, Aliso Viejo, California 92656 prior to your shares being voted, or by attending the Annual Meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker or other nominee or, if you have obtained a legal proxy from your broker or other nominee giving you the right to vote your shares, by attending the meeting and voting in person.

If you voted by telephone or Internet you may also change your vote by delivering a new proxy bearing a later date by telephone or Internet, as the case may be, provided that we receive such later-dated proxy by 6:00 a.m. Pacific Time on June 4, 2009.

Who will bear the cost of soliciting proxies for the Annual Meeting?

Quest will bear the cost of this solicitation. Quest has retained the services of MacKenzie Partners, Inc. to assist in obtaining proxies from brokers and other nominees of stockholders for the Annual Meeting. The estimated cost of such services is $5,000, plus out-of-pocket expenses. In addition, Quest will reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses in forwarding solicitation material to such beneficial owners. Certain of Quest’s directors, officers and regular employees may solicit proxies personally or by telephone, facsimile or telegram, without additional compensation.

Where can I find the voting results?

We intend to announce preliminary voting results at the Annual Meeting and publish final results in our Quarterly Report on Form 10-Q for the quarter ending June 30, 2009.

What if I receive more than one set of these proxy solicitation materials?

If you have received more than one proxy card or voting instruction form, it is likely because your shares are held in multiple accounts or registered in different names or addresses. Please be sure to complete, sign, date and return each proxy card or voting instruction form to ensure that all of your shares will be voted.

What is the procedure to submit a proposal for consideration at next year’s Annual Meeting?

Stockholders who intend to present proposals at the 2010 Annual Meeting of Stockholders must send such proposals in writing to Quest for receipt no later than January 2, 2010 for such proposals to be considered for inclusion in the Proxy Statement and form of proxy relating to such meeting; provided, however, if our 2010 Annual Meeting of Stockholders is held before May 5, 2010 or after July 4, 2010, then the deadline is a reasonable amount of time prior to the date we begin to print and mail our proxy statement for the 2010 Annual Meeting of Stockholders. Such proposals must also comply with Securities and Exchange Commission regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Please address any stockholder proposals to our Corporate Secretary at Quest Software, Inc., 5 Polaris Way, Aliso Viejo, California 92656.

Our Bylaws also include an advance notice procedure for stockholders who wish to present a proposal before any annual meeting of stockholders. To comply with this advance notice provision, a stockholder must have given timely written notice to our Corporate Secretary no later than the close of business on the 90th calendar day nor earlier than the close of business on the 120th calendar day prior to the anniversary of the date of Quest’s immediately preceding annual meeting of stockholders; provided, however, if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the date of Quest’s immediately preceding annual meeting of stockholders, notice by the stockholder must be given no earlier than the close of business on the 120th calendar day prior to such annual meeting nor later than the close of business on the later of the 90th calendar day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is made. You are advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. To be timely for our 2010 Annual Meeting of Stockholders, our Corporate Secretary must receive a stockholder’s notice at our principal executive offices not earlier than February 4, 2010 and not later than March 6, 2010.

In addition, the proxies solicited by the Board for the 2010 Annual Meeting of Stockholders will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless the Company is provided with notice of such proposal no later than March 17, 2010.

What happens if additional matters are presented at the Annual Meeting?

We do not currently anticipate that any other matters will be presented for consideration at the Annual Meeting, as our Corporate Secretary received no timely written notices from stockholders who wish to present a proposal before the Annual Meeting on or before December 12, 2008, as stated in our proxy materials for the 2008 Annual Meeting. However, the accompanying proxy confers discretionary authority to vote on any such other matters as may properly come before the Annual Meeting. If any other matters are properly presented for consideration at the Annual Meeting, the persons named as proxies will have discretion to vote on such matters in accordance with their best judgment. The persons named as proxies intend to vote the shares they represent as Quest’s Board of Directors may recommend.

What proxy materials are available on the Internet?

This proxy statement and our 2008 annual report to stockholders are available at http://www.quest.com/investor_relations/.

How may I obtain a separate set of proxy materials or request a single set for my household?

If you share an address with another stockholder, you may only receive one copy of our Annual Report and proxy materials. If you wish to receive additional copies of our Annual Report and proxy materials now or in the future, please write or call Quest:

Quest Software, Inc.

Investor Relations

5 Polaris Way

Aliso Viejo, CA 92656

(949) 754-8000

Similarly, if you share an address with another stockholder and have received multiple copies of the proxy materials, you may write or call us to request delivery of a single copy of these materials in the future.

EXECUTIVE OFFICERS

Vincent C. Smith, 45 Executive Chairman	Mr. Smith has served as our Executive Chairman since October 2008, our Chief Executive Officer from 1997 to 2008 and a director since 1995. Mr. Smith became Chairman of the Board in 1998. From 1992 to 1994, Mr. Smith served as Vice President of Worldwide Sales and Marketing at Patrol Software North America, a company he founded. Following Patrol’s acquisition by BMC Software in 1994, Mr. Smith managed BMC’s sales operations as Director of Open Systems. From 1987 to 1992, Mr. Smith held a variety of sales management positions at Oracle Corporation.

Douglas F. Garn, 50 President and Chief Executive Officer	Mr. Garn has served as our President since February 2005 and has served as our Chief Executive Officer since October 2008. Mr. Garn previously served as our Vice President, Worldwide Sales from January 1998 to January 2002, and returned to this position in January 2003 after a medical leave of absence. From March 1996 to January 1998, Mr. Garn was Vice President of North American Sales for Peregrine Systems, Inc.

Scott J. Davidson, 43 Senior Vice President, Chief Financial Officer	Mr. Davidson has served as our Chief Financial Officer since October 2007. Mr. Davidson joined Quest as Treasurer in 2002, and he has served as a vice president since 2005. His responsibilities have included worldwide treasury and investment operations, acquisitions, SEC reporting, investor relations and risk management. From 1997 to 2001, Mr. Davidson was director of corporate treasury and investor relations at Citrix Systems, Inc.

Steve Dickson, 48 Senior Vice President, Product Management and Marketing	Mr. Dickson has served as our Senior Vice President, Product Management and Marketing since November 2008. Mr. Dickson previously served as Vice President and General Manager, Windows Management since 2003. Mr. Dickson joined Quest in 1998 and has also held various sales management positions within Quest, including Vice President, Sales - Western Region, and Vice President, Sales - Microsoft Solutions.

DIRECTORS

Listed below are Quest’s seven directors. Our Board of Directors appointed Douglas F. Garn to fill a vacancy on October 7, 2008, and Mr. Garn has been nominated for election at the Annual Meeting. Each of our other current directors has been nominated for re-election at the Annual Meeting.

Vincent C. Smith, 45 Director since 1995	Information for Mr. Smith is included in the previous section titled “Executive Officers.”

Douglas F. Garn, 50 Director since 2008	Information for Mr. Garn is included in the previous section titled “Executive Officers.”

H. John Dirks, 64 Director since 2006	Mr. Dirks has 40 years of auditing and accounting experience with PricewaterhouseCoopers LLP (“PwC”), having served as a National Office Partner from 1989 until his mandatory retirement in 2005. He served as a co-leader of the firm’s National Accounting Services group and was an Audit Partner from 1979 through 1989, with an industry focus on technology clients. Mr. Dirks also represented PwC in a variety of accounting and auditing professional activities, including the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants, the Emerging Issues Task Force of the Financial Accounting Standards Board and as a member of the AICPA Task Forces regarding various accounting topics, including the AICPA Task Force on Software Revenue Recognition. Since his retirement from PwC, he has provided accounting consulting services to various organizations.

Kevin M. Klausmeyer, 50 Director since 2003	Mr. Klausmeyer is Chief Financial Officer of The Planet, Inc., a leading provider of dedicated web hosting products and services. Before joining The Planet in August 2006, Mr. Klausmeyer served as Chief Financial Officer of RLX Technologies, Inc., which was acquired by Hewlett-Packard Company in October 2005. From December 1999 to February 2003, Mr. Klausmeyer was Chief Financial Officer of PentaSafe Security Technologies, Inc., which was acquired by NetIQ Corporation in December 2002. As a software finance professional, Mr. Klausmeyer was a member of the AICPA’s Software Revenue Recognition Taskforce from 1998 to 2005.

Raymond J. Lane, 62 Director since 2000	Mr. Lane is a Managing Partner of Kleiner Perkins Caufield & Byers, a venture capital firm. Prior to joining Kleiner Perkins in July 2000, Mr. Lane was President and Chief Operating Officer and a Director of Oracle. Before joining Oracle in June 1992, Mr. Lane was a senior partner of Booz-Allen & Hamilton. Mr. Lane is a member of the Board of Trustees of Carnegie-Mellon University and also serves as Vice Chairman of Special Olympics International.

Augustine L. Nieto II, 51 Director since 2002	Mr. Nieto was a co-founder of Life Fitness, a leading manufacturer of cardiovascular and strength training fitness equipment for commercial and consumer use, and held a variety of executive positions with Life Fitness until the company was acquired by Brunswick Corporation in 1997. He is currently an Operating Advisor for North Castle Partners, a private equity firm based in Greenwich, Connecticut. Mr. Nieto is currently the chairman of Octane Fitness, a manufacturer of consumer exercise equipment. He is also a National Vice President of the Muscular Dystrophy Association, Co-Chairman of its ALS Division and Founder of its Augie’s Quest campaign. In addition, Mr. Nieto serves as the Chairman of the ALS Therapy Development Institute, a leading non-profit biotechnology and drug research company.

Paul A. Sallaberry, 53 Director since 2005	Mr. Sallaberry previously held several executive level positions with Veritas Software, most recently as Executive Vice President, Worldwide Field Operations. Prior to that, Mr. Sallaberry served as Senior Vice President, Worldwide Sales of Veritas from July 1999 to December 1999, and Vice President, Worldwide Sales of Veritas from April 1997 to July 1999.

Corporate Governance

Our Board of Directors and management are committed to utilizing good corporate governance practices to ensure we are managed for the long-term benefit of our stockholders. We have in place a variety of policies and practices to promote good corporate governance. Consistent with our Corporate Governance Guidelines, a majority of our Board of Directors is independent in accordance with NASDAQ and NYSE listing standards, and all members of our Audit Committee, our Compensation Committee, and our Nominating and Corporate Governance Committee also meet NASDAQ and NYSE guidelines for independence. We have also established:

•

written charters for our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee that address corporate governance practices in accordance with the Sarbanes-Oxley Act, current NASDAQ corporate governance guidelines, and other applicable rules and regulations;

•	a Code of Business Conduct and Ethics applicable to our officers, directors and employees;

•	a procedure for receipt and treatment of anonymous and confidential complaints or concerns regarding audit or accounting matters; and

•	disclosure control policies and procedures.

The Nominating and Corporate Governance Committee of our Board of Directors is responsible for establishing and reviewing the Corporate Governance Guidelines from time to time and reporting and making recommendations to the Board concerning corporate governance matters. Among the matters addressed by our Corporate Governance Guidelines are:

•

Director Independence—Independent directors shall constitute at least a majority of our Board of Directors and all members of the Audit, Compensation, and Nominating and Corporate Governance Committees are required to be independent in accordance with the independence standards set forth in Section 303A.02 of the New York Stock Exchange Listed Companies Manual.

•	Term Limits for Independent Directors—Any director who is intended to be an independent director must not have served on our Board of Directors for 16 or more years.

•	Executive Sessions of Independent Directors—The non-employee directors regularly meet in executive sessions without management present.

•

Board Access to Independent Advisors—Our Board of Directors as a whole, and each of its committees separately, has authority to retain such independent consultants, counselors or advisors to the Board or its committees as each shall deem necessary or appropriate.

Copies of our Corporate Governance Guidelines and Code of Business Conduct and Ethics can be found on the Corporate Governance page of our Investor Relations web site located at http://www.quest.com/investor_relations/.

Board of Directors and Committees

During 2008, the Board met thirteen times. Each of our directors attended at least 75% of the aggregate number of all meetings of the Board and each of the committees upon which such director served and which were held during the period of time that such person served on the Board or such committee.

We have three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each of these committees has a written charter approved by our Board of Directors, copies of which can be found on the Corporate Governance page of our Investor Relations web site located at http://www.quest.com/investor_relations/. The current members of each committee are identified in the table below.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Raymond J. Lane		•
Kevin M. Klausmeyer	Chair		•
Augustine L. Nieto II	•	•	Chair
Paul A. Sallaberry (1)		Chair
H. John Dirks	•

(1)	In March 2008, Mr. Sallaberry replaced Mr. Lane as the chairman of our Compensation Committee.

Audit Committee. The primary purpose of the Audit Committee is oversight of the quality and integrity of the accounting, auditing, internal control and financial reporting practices of Quest, including the appointment, oversight and compensation of Quest’s independent registered public accounting firm. Our Audit Committee held six meetings in 2008.

Compensation Committee. The Compensation Committee reviews and approves the compensation and benefits for our CEO and other executive officers and administers our 1999 Stock Incentive Plan, 2001 Stock Incentive Plan and 2008 Stock Incentive Plan. Our Compensation Committee met six times in 2008.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee (the “Nominating Committee”) oversees all aspects of our corporate governance functions on behalf of the Board and makes recommendations to the Board regarding corporate governance issues, including:

•	identifying, reviewing and evaluating candidates to serve as directors of Quest;

•	serving as a focal point for communication between candidates, non-committee directors and Quest management;

•	recommending candidates for election to the Board; and

•	making other recommendations to the Board regarding affairs relating to the directors of Quest, including director compensation.

Our Nominating Committee did not have any formal meetings in 2008.

The Board has determined that each of Messrs. Dirks, Klausmeyer, Lane, Nieto and Sallaberry is independent under the criteria established by NASDAQ and the NYSE, and that each of Messrs. Dirks and Klausmeyer is an audit committee financial expert.

Communications with the Board

Stockholders may communicate with the Board or any of the directors by sending written communications addressed to the Board or any of the directors, c/o Corporate Secretary, Quest Software, Inc., 5 Polaris Way, Aliso Viejo, California 92656. All communications are compiled by the Corporate Secretary and forwarded to the Board or the individual director(s) accordingly.

Code of Ethics

We have adopted a Code of Ethics that applies to all of our employees, including our principal executive officer, principal financial officer, and principal accounting officer. A copy of our Code of Ethics was filed as Exhibit 14.1 to our Annual Report on Form 10-K for the year ended December 31, 2008 and is also posted on the

Corporate Governance page of our Investor Relations web site located at http://www.quest.com/investor_relations/. We intend to satisfy the disclosure requirements regarding amendments to, or waivers from, the Code of Ethics by either providing such information on a Form 8-K filed with the Securities and Exchange Commission or by posting such information on the Corporate Governance page of our Investor Relations web site described in the preceding sentence. Information contained on our website is not part of this Proxy Statement.

Director Attendance at Annual Meetings

Directors are encouraged to attend annual meetings of the Company’s stockholders. Our annual meeting in 2008 was attended by one incumbent director.

Nominations for Director

The policy of the Nominating Committee is to consider stockholder recommendations for candidates for membership on the Board. Stockholder recommendations for nominations should be delivered to our Corporate Secretary as follows:

Corporate Secretary

Quest Software, Inc.

5 Polaris Way

Aliso Viejo, CA 92656

Stockholder recommendations should set forth, among other matters: (i) the name, age and business address of the nominee; (ii) the principal occupation or employment of the nominee; (iii) the number of shares of Quest capital stock owned by the nominee; and (iv) other information relating to the nominee that is required to be disclosed in solicitations for proxies for election of directors under applicable rules and regulations of the Commission.

The Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director. In the event that vacancies on the Board arise, the Nominating Committee considers potential candidates for director, which may come to the attention of the Nominating Committee through current directors, professional search firms, stockholders or other persons. As described above, the Nominating Committee considers properly submitted stockholder recommendations for nomination to the Board in the same manner as it evaluates other nominees. Following verification of the stockholder status of persons proposing candidates, recommendations are aggregated and considered by the Nominating Committee. Materials provided by a stockholder for consideration of a nominee for director are forwarded to the Nominating Committee for evaluation. In evaluating such nominations, the Nominating Committee seeks to achieve the appropriate balance of industry and business knowledge and experience in light of the function and needs of the Board.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of April 20, 2009 with respect to the beneficial ownership of Quest Common Stock by (i) each person Quest believes beneficially holds more than 5% of the outstanding shares of Quest Common Stock; (ii) each director; (iii) each named executive officer, as defined in Item 402 of Regulation S-K, and (iv) all directors and executive officers as a group. Unless otherwise indicated, all persons named as beneficial owners of Common Stock have sole voting power and sole investment power with respect to the shares indicated as beneficially owned. Beneficial ownership also includes shares of Quest Common Stock issuable upon exercise of stock options that are exercisable or will become exercisable within 60 days of April 20, 2009, as indicated in the footnotes to the table below. For each individual and group included in the table below, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of 94,506,795 shares of common stock outstanding on April 20, 2009 and the number of shares of common stock that such person or group had the right to acquire on or within 60 days after April 20, 2009. Unless otherwise indicated, the principal address of each of the stockholders below is c/o Quest Software, Inc., 5 Polaris Way, Aliso Viejo, California 92656.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Shares Outstanding
Entities affiliated with FMR LLC 82 Devonshire Street Boston, MA 02109	5,791,336	(1)	6.1%

Kingdon Capital Management, LLC 152 West 57th Street, 50th Floor New York, NY 10019	5,250,000	(2)	5.6%

Executive Officers and Directors:
Vincent C. Smith	31,197,414	(3)	32.6%
Douglas F. Garn	1,192,806	(4)	1.2%
Scott J. Davidson	71,887	(5)	*
Steve Dickson	64,750	(6)	*
Raymond J. Lane	411,543	(7)	*
Augustine L. Nieto II	130,000	(8)	*
Kevin M. Klausmeyer	118,400	(9)	*
Paul Sallaberry	104,213	(10)	*
H. John Dirks	85,000	(11)	*
All executive officers and directors as a group (9 persons)	33,376,013	(12)	33.8%

*	Less than 1%

(1)	According to a Schedule 13G/A filed with the Securities and Exchange Commission by the beneficial owner of these shares on February 17, 2009. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 3,810,415 shares as a result of acting as an investment adviser to various investment companies. Edward C. Johnson 3d, Chairman of FMR LLC, and FMR LLC, through its control of Fidelity and its funds, each has sole dispositive power with respect to 3,810,415 shares. Pyramis Global Advisors, LLC (“Pyramis LLC”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 13,000 shares as a result of acting as an investment adviser to various investment companies. Edward C. Johnson 3d and FMR LLC, through its control of Pyramis LLC, each has sole dispositive power with respect to, and sole power to vote, 13,000 shares. Pyramis Global Advisors Trust Company (“Pyramis Global”), a wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, as amended, is the beneficial owner of 1,396,521 shares as a result of acting as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR LLC, through its control of Pyramis Global, each has sole dispositive power over 1,396,521 shares and sole power to vote 1,243,510 shares. FIL Limited (“FIL”), a provider of investment advisory and management services, approximately 47% of whose voting stock is owned by partnerships or trusts affiliated with Edward C. Johnson 3d, is the beneficial owner of 571,400 shares. FIL has sole dispositive power with respect to 571,400 shares and sole power to vote 540,600 shares.

(2)	According to a Schedule 13G/A filed with the Securities and Exchange Commission by the beneficial owner of these shares on February 17, 2009. Kingdon Capital Management, LLC (“Kingdon Capital”) and Mark Kingdon, President of Kingdon Capital, have shared dispositive and voting power with respect to 5,250,000 shares.

(3)	Includes: (i) an aggregate of 152,400 shares held in the names of Mr. Smith’s minor children and 1,040 shares held by Mr. Smith as custodian for his minor children; (ii) 47,060 shares held by the Vincent C. Smith Charitable Remainder Trust, of which Mr. Smith is the trustee; (iii) options to purchase 2,335,000 shares of common stock; (iv) 28,557,103 shares pledged as collateral for Mr. Smith’s margin accounts; and (v) 104,811 shares of common stock subject to vested RSUs. Excludes 98,145 shares of common stock subject to unvested RSUs.

(4)	Includes options to purchase 1,125,400 shares of common stock and 52,406 shares of common stock subject to vested RSUs. Excludes 49,072 shares of common stock subject to unvested RSUs.

(5)	Includes options to purchase 64,500 shares of common stock and 5,865 shares of common stock subject to vested RSUs. Excludes 11,728 shares of common stock subject to unvested RSUs.

(6)	Includes options to purchase 58,060 shares of common stock and 714 shares of common stock subject to vested RSUs. Excludes 7,864 shares of common stock subject to unvested RSUs.

(7)	Includes options to purchase 164,309 shares of common stock.

(8)	Represents options to purchase 130,000 shares of common stock.

(9)	Includes options to purchase 115,000 shares of common stock.

(10)	Includes options to purchase 100,000 shares of common stock.

(11)	Represents options to purchase 85,000 shares of common stock.

(12)	Includes options to purchase 4,177,269 shares of common stock and 163,796 shares of common stock subject to vested RSUs. Excludes 166,809 shares of common stock subject to unvested RSUs.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who own more than ten percent of our common stock, to file reports of initial ownership of our securities and changes in such ownership with the Securities and Exchange Commission. Executive officers, directors and greater than ten percent stockholders also are required to furnish Quest with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of such forms furnished to the Company or written representations that no Forms 4 or 5 were required, the Company believes that, during 2008, its officers, directors and greater than ten percent beneficial owners complied with all applicable Section 16(a) filing requirements, except that Messrs. Garn and Dirks each filed one late report on Form 4 covering one transaction.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion & Analysis

Overview

The following compensation discussion and analysis is intended to supplement and provide context to the disclosures contained in the compensation tables and narrative discussion that follows such tables. This discussion and analysis explains the material components of the compensation awarded or paid to, or earned by, each of our “named executive officers” during the last completed fiscal year, and how such compensation components advance and serve our overall compensation objectives and strategies.

Executive Compensation Objectives and Philosophy

The overall objectives of our compensation programs for our named executive officers are to:

•	provide overall compensation that is sufficient to attract, motivate and retain executives of outstanding ability and potential;

•	link executive compensation to the achievement of measurable corporate and individual goals and objectives;

•	provide incentive to operate the company in a manner consistent with the Company’s short-term and long-term strategic performance goals and objectives; and

•	align the interests of our executives with those of our stockholders with the ultimate objective of improving stockholder value.

We are engaged in the highly competitive software industry. The Compensation Committee of the Board of Directors (the “Committee”) recognizes that our continued success depends upon the ability to attract and retain qualified executives through competitive compensation programs we offer to our named executive officers.

Role of Compensation Committee and Outside Consultants

Our Board of Directors has delegated to the Committee the power and authority to review, modify and approve our compensation strategy and policies. The Committee’s charter is available on the Corporate Governance page of our Investor Relations web site located at http://www.quest.com/investor_relations/. The Committee is currently comprised of three independent directors: Paul A. Sallaberry (Chairman), Raymond J. Lane and Augustine L. Nieto II. The Board of Directors has delegated to the Committee the responsibility for:

•	reviewing, modifying and approving the compensation of our executive officers;

•	establishing our executive compensation programs and periodically reviewing and modifying the operation of those programs;

•

reviewing and approving corporate performance goals and objectives relevant to the compensation of our executive officers, based upon our business needs and consistent with the interests of our stockholders;

•	administering our equity compensation plans and our executive compensation plans, programs and policies;

•	monitoring corporate performance and its relationship to compensation of named executive officers; and

•	making appropriate recommendations to the Board concerning matters of executive compensation.

The Committee meets regularly to discuss executive compensation matters. At least annually, usually near the beginning of the year, the Committee performs a review of the total compensation packages of our executive officers.

In determining an executive’s total compensation package, the Committee considers and reviews each of the components of compensation we offer our named executive officers to ensure consistency with our compensation philosophy and objectives. The Committee then determines whether the existing compensation programs are meeting our overall compensation objectives and philosophy and may implement adjustments to achieve a package of total compensation for each of our named executive officers. The Committee considers whether developments in compensation “best practices” should affect our compensation policies and objectives.

The Committee considers input from our Executive Chairman, our Chief Executive Officer and our Vice President, Human Resources in determining both the total amount of compensation for our named executive officers and the allocation between different types of compensation. Our Executive Chairman and Chief Executive Officer also discuss with the Committee our corporate performance goals during the applicable performance period and make recommendations regarding the relative weights to assign to the different performance objectives when the Committee uses multiple objectives. Neither our Chief Executive Officer nor our Executive Chairman is present during the Committee’s voting or final deliberations regarding the compensation of our named executive officers.

The Committee has the authority to engage its own outside compensation consultants, at the Company’s expense, and to commission compensation studies or surveys to obtain advice regarding the amount and types of compensation we provide to our executive officers and how these compare to compensation practices generally in our industry. The Committee has previously engaged Frederic W. Cook & Co., Inc. (“FW Cook”) to compare the compensation of our executive officers against a group of peer software companies, and may engage FW Cook or other consultants from time to time in the future. The Committee has also relied on salary surveys from companies like Equilar, a leading executive compensation company, to compare the compensation programs for our executive officers with the compensation packages provided to executives with similar responsibilities at software companies that are similar in size to Quest. Because the Committee made significant changes to the compensation of our named executive officers in 2007, it did not believe that further dramatic adjustments would be necessary for 2008. The Committee determined not to engage in formal compensation benchmarking for 2008, but rather directed our Vice President, Human Resources to prepare a comparison of the overall compensation levels of our named executive officers against a group of software companies of a similar size using data provided by Equilar. The comparison focused on the following group of software companies: BEA Systems (prior to its acquisition by Oracle), Business Objects (prior to its acquisition by SAP), Cadence Design Systems, Cerner, Citrix Systems, CMGI, Cognos, Compuware, Copart, Electronics for Imaging, HLTH Corp., Jack Henry & Associates, Lawson Software, Mentor Graphics, Micros, Navarre, Navteq, Novell, Open Text, Parametric Technology, Salesforce.com, Sybase, Synopsys, Take Two Interactive, THQ and Tibco Software.

Special Factors Affecting Executive Compensation Decisions in 2008

The Committee determined the compensation arrangement for our executive officers in March 2008. However, on October 7, 2008, Douglas F. Garn was appointed as our Chief Executive Officer (the “CEO”), in addition to his role as our President. Prior to his appointment as CEO, Mr. Garn’s compensation arrangement included a base salary of $700,000, a discretionary target cash bonus of $200,000, a performance-based incentive cash bonus of $300,000 and a performance-based grant of 65,000 restricted stock units. Effective as of the date of his appointment as CEO, the Committee determined to increase Mr. Garn’s base salary to $850,000 and his total target cash bonus to an annualized amount equal to $850,000, as described in more detail in this compensation discussion and analysis.

Also, Steve Dickson became an executive officer of Quest in November 2008 and, therefore, was not included in the Committee’s normal annual compensation review and determination procedures. The Committee did not make any changes to Mr. Dickson’s compensation in 2008 in connection with his appointment as an executive officer. Mr. Dickson began the year as the general manager of our Windows business unit, with a base salary of $285,000 and an on-target cash bonus of $150,000. Prior to becoming an executive officer, Mr. Dickson also received an award under an incentive plan for certain key employees of Quest. The ultimate value of the awards made to participants in the plan was determined based on Quest’s achievement of certain company financial goals in 2008. The target value of Mr. Dickson’s award was $150,300. During the year, Mr. Dickson’s base salary was increased to $350,000.

Elements of Total Compensation

To achieve the objectives of our compensation programs, we currently use the following principal forms of compensation for our named executive officers, each of which is discussed in detail below:

•	base salary;

•	performance-based, variable compensation in the form of discretionary cash bonuses and cash incentive awards and awards of restricted stock units under our Executive Incentive Plan;

•	equity compensation in the form of stock options;

•	retirement savings and other customary employee benefits;

•	limited use of perquisites; and

•	limited use of change of control benefits.

Base Salary

We pay our named executive officers a base salary to compensate them for the services they provide throughout the year. Although base salary has traditionally comprised a substantial portion of the overall compensation of our named executive officers, the Committee does not specifically target salary as a percentage of total compensation. To attract and retain qualified personnel, and because of the competitive industry in which we operate, we feel it is necessary to pay each of our named executive officers a base salary that is competitive with other software and technology companies with which we compete for personnel. In considering and determining the appropriate base salary for our named executive officers, the Committee reviews market data to compare the salaries we offer to our executive officers to salaries paid to executives holding similar positions at companies with similar characteristics – generally, software companies with similar revenues or a similar market capitalization. The Committee may obtain this data from an independent external consultant or request our human resources staff to gather data from Equilar and other publicly available sources. In determining base salary, the Committee also takes into consideration the aggregate on-target compensation package that is being discussed with respect to each named executive officer.

Because we have historically relied on other forms of compensation for our executive officers, the most significant being equity compensation, we believe that the base salaries paid to our executive officers in years prior to 2007 were at the low end of the market. In 2007, the Committee adopted new compensation practices for the Company’s executive officers, which were deemed necessary to help attract, retain and motivate executives to achieve revenue growth, enhance profitability and maximize stockholder value in the highly competitive information technology software marketplace. In designing the new executive compensation arrangements for 2007, the Committee sought to align the interests of our executive officers with the interests of our stockholders through compensation tied to the achievement of short-term and long-term performance goals. The Committee also designed the executive compensation arrangements to provide economic incentives to outperform stated goals. As a result, the Committee determined that performance-based compensation should comprise a significant portion of Quest executive’s compensation arrangements. This same philosophy continued to shape the Committee’s compensation decisions in 2008. The Committee was satisfied that the compensation arrangements it had designed in 2007 were focusing our executives on the appropriate short-term and long-term goals and determined that it would be appropriate to design similar compensation arrangements for 2008.

For 2008, the Committee continued to believe that the following factors supported the compensation arrangements for our named executive officers:

•	A belief that, for several years, our executive officers have been paid less than executive officers of software companies similar in size and characteristics to Quest;

•	Information obtained from executive search firms regarding target compensation for similar executive officers within the software industry; and

•	The relative seniority, in terms of experience, of our executive officers in the software industry.

The Committee generally believes that on-target total compensation for each of our named executive officers should be at approximately the 75th percentile of peer software companies if pre-determined performance objectives are reached at the target level.

In 2008, the salaries for our named executive officers were as follows:

Vincent C. Smith, Executive Chairman and Former Chief Executive Officer	$1,000,000	(1)
Douglas F. Garn, President and Chief Executive Officer	$735,227	(2)
Scott J. Davidson, Senior Vice President and Chief Financial Officer	$375,000
Steve Dickson, Senior Vice President, Product Management and Marketing	$306,667	(3)

(1)	Mr. Smith served as our Chief Executive Officer until October 7, 2008 when he was appointed Executive Chairman.

(2)	Mr. Garn served as our President until October 7, 2008 when he was also appointed Chief Executive Officer. Prior to his appointment as Chief Executive Officer, Mr. Garn’s salary for 2008 was $700,000. Effective as of October 7, 2008, Mr. Garn’s base salary was increased to $850,000.

(3)	Prior to 2008, Mr. Dickson was not an executive officer of Quest. In September 2008, Mr. Dickson’s base salary was increased from $285,000 to $350,000.

Performance-Based Variable Compensation

Executive Incentive Plan. The Company has adopted an Executive Incentive Plan (the “EIP”). The EIP is a variable incentive program designed to motivate participants to perform to the best of their abilities and achieve Quest’s financial and other performance objectives.

Payments under the EIP are only earned if, and to the extent, performance goals predetermined by the Compensation Committee are achieved. The performance period applicable to our 2008 executive compensation incentive bonus and RSU awards was the twelve-month period from January 1, 2008 through December 31, 2008. The performance goals for 2008 required the achievement of certain performance criteria related to new product bookings and pro forma operating margin. For subsequent performance periods during the term of the EIP, the performance objectives may include one or more of the following: total revenues, license revenues, service revenues, new orders or bookings, sales growth, operating income, operating margin, earnings per share, earnings before interest, taxes, depreciation and amortization and stock-based compensation, cash flow, net income, operating cash flow, return on assets, return on total stockholder equity, return on sales, assets, capital or investments, total stockholder return, cost reduction goals, increase in our trading price, or measures of customer satisfaction, or any combination of, or a specified increase in, any of the foregoing.

The Committee administers the EIP and determines the basis on which to measure the performance criteria. Certain performance objectives may be measured in accordance with generally accepted accounting principles applied by the Company on a consistent basis, and others may be measured on a “pro forma” basis, excluding from the calculation of such objectives non-cash, non-recurring, extraordinary and certain other items, provided that such adjustments are in conformity with those reported by the Company on a non-GAAP basis. In addition, such performance objectives may be based upon the performance of any of the Company’s business groups or division thereof or any subsidiary. Performance goals may differ from participant to participant, from performance period to performance period and from award to award. The EIP is intended to permit the payment of bonuses that qualify as performance-based compensation under section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and members of the Committee must qualify as “outside directors” under Section 162(m). Subject to the terms of the EIP, the Committee has all discretion and authority necessary or appropriate to control and manage the operation and administration of the EIP. The Committee or the Board generally may amend or terminate the EIP at any time and for any reason.

The target cash bonus awards for the executive officers under the EIP for 2008 were as follows:

Vincent C. Smith, Executive Chairman and Former Chief Executive Officer	$600,000
Douglas F. Garn, President and Chief Executive Officer	$300,000	(1)

(1)	In addition to the amount of the target award reported in the table, in connection with his appointment as CEO on October 7, 2008, Mr. Garn received an additional target cash performance award in an amount equal to $52,500. This additional award had the same performance criteria as the award described in the table and the accompanying narrative description.

Under the terms of the EIP, the maximum cash award any executive officer may earn is 125% of such executive officer’s target cash bonus award, and the amount of the ultimate award may be reduced if actual achievement of the performance criteria is determined to be below the specified objectives. The Committee retains discretion to reduce or eliminate (but not increase) the cash bonus awards that would otherwise be payable under the EIP.

Near the beginning of each fiscal year, management prepares an operating plan and forecast detailing the anticipated level of revenues and other business activities for such fiscal year. The plan does not take into account the impact of any acquisitions during the year. This operating plan is presented to the Board of Directors and the Committee uses this plan for the target performance goals and objectives for the determination of the bonuses to be paid to our named executive officers under the EIP. The performance objectives for 2008 were based on achievement of new product license bookings and pro forma operating margin targets for the full year, excluding the results of operations of companies acquired in 2008, and were weighted 60% to new product license bookings and 40% to pro forma operating margin. For 2008, a 100% award would have been awarded with total new product license bookings of $490 million in the performance period and achievement of a 17.9% pro forma operating margin (as a percentage of total revenues and excluding amortization of intangible items, stock-based compensation expenses and expenses associated with the stock option investigation). The cash bonuses ultimately awarded to our executive officers for the 12-month performance period ended December 31, 2008 were determined in February 2009, reflecting 90.4% achievement of the new product license bookings objective, and 105.5% achievement of the pro forma operating margin objective.

Restricted Stock Units. In 2008, the Committee also determined to grant 130,000, 65,000 and 25,000 RSUs to Messrs. Smith, Garn and Davidson, respectively, pursuant to the EIP and to our 1999 Stock Incentive Plan, as amended (the “1999 Plan”). The RSUs are designed to promote a longer-term interest in our performance and success through the design of performance objectives that are intended to result in increased value for our stockholders. The executive officers must achieve the specific performance objectives and remain employed with Quest through the vesting period in order to realize any value from the RSUs. These RSU awards to Messrs. Smith, Garn and Davidson are intended to qualify as performance-based compensation under section 162(m) of the Code.

The RSUs granted to Messrs. Smith, Garn and Davidson for 2008 were subject to the same performance objectives established for cash incentive bonuses under the EIP for the 12-month performance period ended December 31, 2008 and cover 91,483 shares, 45,742 shares and 17,593 shares, respectively (reflecting the application of the awards to the Company’s actual performance during the applicable performance period against the established financial objectives). Subject to continued employment with the Company, these RSUs vest in three equal increments, each representing one-third of the number of shares covered by the RSUs, with the first vesting already occurring on March 1, 2009 and the remaining RSUs vesting on March 1, 2010 and March 1, 2011, respectively. Shares of Common Stock representing the vested RSUs are scheduled to be delivered following each vesting date, subject to the executive’s right to defer delivery of those shares in accordance with Section 409A of the Code. Mr. Smith has elected to defer delivery of his shares under these RSUs until 2010. Vesting of the RSUs may be accelerated in the event of a change of control of the Company, in the manner set forth in the applicable provisions of the 1999 Plan.

Discretionary Target Cash Bonus Awards. We also offer discretionary incentive cash bonus opportunities to our named executive officers that are designed to provide incentives for the executives to perform to the best of their abilities and achieve certain individual operational, strategic and regional objectives and initiatives or complete certain projects. The executives will become entitled to earn some or all of their respective discretionary bonus targets, to be determined at the discretion of the Committee, including the opportunity to earn up to 125% of their target bonus amounts based on superior performance relative to designated objectives. The Committee believes that achievement of the established performance goals and objectives will result in increased stockholder value, thereby providing an incentive to our named executive officers in the performance of their duties that is aligned with the interests of our stockholders. By providing cash payments that are directly tied to the achievement of short-term strategic performance goals and objectives, the Committee has created an incentive for our executive officers to operate the company to achieve desired results. The target 2008 discretionary bonus awards for the executive officers were as follows:

Vincent C. Smith, Executive Chairman and Former Chief Executive Officer	$400,000
Douglas F. Garn, President and Chief Executive Officer	$235,000	(1)
Scott J. Davidson, Senior Vice President and Chief Financial Officer	$100,000
Steve Dickson, Senior Vice President, Product Management and Marketing	$150,000

(1)	Prior to changes in Mr. Garn’s compensation arrangements in connection with his appointment as our CEO on October 7, 2008, his target discretionary cash bonus award was $200,000.

After the end of 2008, the Committee met to discuss the appropriate amount to be paid pursuant to the discretionary bonuses for the named executive officers (other than Mr. Dickson). The Committee felt that Messrs. Smith, Garn and Davidson had done an outstanding job in an incredibly difficult economic climate. In particular, the Committee noted the importance of acting quickly to reduce expenses in the business to actually exceed the internal operating margin target with lower than expected new license bookings. The Committee determined to reward the performance of Messrs. Smith, Garn and Davidson by paying each of them 125% of their target discretionary bonus.

Equity Compensation

We provide our named executive officers with equity-based incentives pursuant to our 2008 Stock Incentive Plan to motivate them to achieve our long-term goals. These equity-based incentives also serve to align the interests of our executives with the interests of our stockholders. Our 2008 Stock Incentive Plan was established as the successor to our 1999 Stock Incentive Plan and 2001 Stock Incentive Plan to provide all of our employees, including named executive officers, with an opportunity to share, along with our stockholders, in our long-term performance. The Committee believes that a primary goal of our equity compensation program should be to provide key employees who have significant responsibility for our management, growth and future success with an opportunity to obtain an ownership interest, or to otherwise increase their ownership interest, in Quest, as an incentive for them to remain as an employee of Quest. We also feel that awarding equity compensation will also provide incentive for our executives to work hard and strive to achieve our long-term strategic performance goals and objectives, by giving each a stake in the outcome.

Stock Options—Named executive officers are eligible to receive stock options at the discretion of the Committee. Option awards give the executives the right to purchase shares of our common stock in the future at a price equal to the fair market value at the date of grant. Historically, the amount of stock options granted to our named executive officers has varied widely and was determined at the discretion of the Committee, with input from our Chief Executive Officer. All such grants are subject to the terms and conditions of our 2008 Stock Incentive Plan (as the successor to the 1999 Stock Incentive Plan pursuant to which all awards were originally granted). We believe that the grant of stock options having an exercise price equal to the fair market value on the date of grant provides our executive officers with an incentive to build stockholder value, since the executive will only realize value in the stock options if there is stock price appreciation. Outstanding options held by executive officers typically vest over a period of five years and expire ten years from the date of grant. We believe the vesting period provides us with an executive retention tool, as well as providing an incentive to our named executive officers to increase long-term stockholder value. Our executive officers normally receive an annual option grant as an allocation of a company-wide granting action. We did not grant any stock options to our executive officers during 2008.

Restricted Stock—Historically, stock option grants were the primary form of equity-based incentives granted to our named executive officers. However, beginning in 2007, the Committee determined to begin awarding grants of restricted stock units (RSUs) under the terms of our 1999 Stock Incentive Plan on a limited basis. We believe that the use of restricted stock to our long-term equity incentive program, both through direct restricted stock grants and grants of RSUs, will provide a number of benefits, including:

•	decreasing the dilutive effect of option grants on our outstanding shares;

•	providing a more direct correlation between our recorded compensation expense for financial accounting purposes under SFAS 123R and the actual compensation received by our executive officers; and

•	providing an additional compensation alternative for the Committee to consider in light of current tax considerations related to executive compensation arrangements.

We believe that the use of both stock options and RSUs will provide our executive officers with more competitive and balanced equity compensation arrangements. Also, although RSUs generally provide value even absent stock price appreciation, our executive officers can receive even greater value from RSUs with appreciation of our stock price, so RSUs create an incentive to maximize stockholder value. In addition, because RSUs are typically subject to vesting, this compensation element also provides the company with a valuable retention benefit.

Retirement and Other Benefits

We make available to each of our employees, including our named executive officers, a variety of employee benefit programs, including a 401(k) plan, medical, vision and dental benefits plans, short-term and long-term disability insurance, life insurance and certain other standard employee health and welfare benefit plans. Our named executive officers are eligible to participate in such plans to the same extent and on the same terms as all of our other employees. Our Board of Directors typically makes a discretionary matching contribution under our 401(k) plan to all participants once annually in February, based on our financial performance during the previous year. For 2008, we provided a discretionary matching contribution in the amount of up to $2,500, which is similar to the amount of the matching contribution from recent years. We believe that we must offer a comprehensive and competitive employee benefits program to attract and retain our key executives.

Perquisites

In addition to the compensation programs described above and the benefits programs that are generally available to all of our salaried employees, we have in recent years also provided our named executive officers with certain limited perquisites. These additional benefits principally consisted of company automobiles or automobile allowances for certain named executive officers, and costs of attending our annual sales quota club trip (including related tax gross-up benefits). While we believe these limited perquisites and other personal benefits are reasonable in nature and amount and consistent with the overall objectives of our compensation programs to enable us to attract, motivate and retain outstanding executives in our most critical positions, we did not provide our named executive officers with any perquisites or other personal benefits in 2008.

Equity Compensation Practices

Market Timing of Equity Awards

The Committee does not engage in any “market timing” of equity awards made to our named executive officers or other award recipients. There is no established practice of timing the grant of our equity awards in advance of the release of favorable financial results or adjusting the award date in connection with the release of unfavorable financial developments affecting our business. Under our current practice, equity awards for all officers are made by the Committee. All stock option grants will have an exercise price per share equal to the fair market value of our common stock on the date of grant, as determined in accordance with the plan under which such options are granted.

Equity Award Grant Policy

The Committee has adopted the Policy and Procedures for the Granting of Stock Options and Other Equity-Based Incentives (the “Granting Policy and Procedures”) to provide a consistent procedure for the Committee to follow in the granting of equity awards, including procedures for the documentation, implementation and communication of equity awards. A copy of the Granting Policy and Procedures is available on the Corporate Governance page of our Investor Relations web site located at http://www.quest.com/investor_relations/. The Granting Policy and Procedures provides, among other things, that:

•

in advance of each Committee meeting, management shall provide to the Committee a list of all officers, employees and Board members for whom management (or, in the case of Board members, the Board) recommends an equity award;

•

the grant date of all options (other than annual option grants) shall be the date of approval by the Committee or such other date after such date of approval as may be specified by the Committee, provided such date falls within an open trading window (if such date does not fall within an open trading window, the grant date shall be the first day of an open trading window after such date);

•	the exercise price for all options shall be the “Fair Market Value” on the date of grant (as defined in the equity plan from which the option award is made); and

•	the grant date for all annual awards shall be the date of Quest’s annual stockholders meeting or such other date following such annual meeting as may be specified by the Committee.

Change in Control and Severance Payments

We have entered into agreements with certain of our executive officers that provide for payments or other benefits upon a change of control. For a discussion of these agreements, please see “Potential Payments upon Termination or Change in Control” below.

Deductibility of Executive Compensation

As part of its function, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code which limits the annual deduction we can claim for federal income tax purposes of no more than $1 million of compensation paid to certain named executive officers (as determined in accordance with Section 162(m)) in a taxable year. Compensation above $1 million may be deducted if it is

“performance-based compensation” within the meaning of the Code. In certain situations, the Committee may approve compensation arrangements that do not meet these requirements to ensure competitive levels of total compensation for our named executive officers.

Compensation Committee Report

The information contained in the following report of Quest Software’s Compensation Committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by Quest Software under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, unless and only to the extent that Quest Software specifically incorporates it by reference.

The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” section of this Proxy Statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion & Analysis section be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Submitted by the Compensation Committee of the Board of Directors:

Paul A. Sallaberry (Chairman)

Raymond J. Lane

Augustine L. Nieto II

Report of the Audit Committee

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2008 with Quest’s management and with Deloitte & Touche LLP, Quest’s independent registered public accounting firm. The Audit Committee has also discussed with Deloitte & Touche the matters required to be discussed by Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”).

In addition, the Audit Committee received the written disclosures and letter from Deloitte & Touche required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and discussed with Deloitte & Touche the independence of Deloitte & Touche.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

Submitted by the Audit Committee of the Board of Directors:

Kevin M. Klausmeyer (Chair)

Augustine L. Nieto, II

H. John Dirks

Summary of Compensation

The following table sets forth for the years ended December 31, 2008, 2007 and 2006 all compensation awarded or paid to, or earned by, our chief executive officer, chief financial officer and each of our other executive officers for services rendered to Quest in all capacities. These officers are referred to in this Proxy Statement as the Named Executive Officers.

SUMMARY COMPENSATION TABLE—FISCAL 2006, 2007 AND 2008

Name and Principal Position(1)	Year	Salary	Bonus	Stock Awards (2)		Option Awards (2)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)		Total
Douglas F. Garn,	2008	$735,227	$293,750	$637,712	(3)	$1,058,052	$196,293	$2,500		$2,923,534
President and	2007	$700,000	$200,000	—		$1,491,232	$280,434	$7,948	(6)	$2,679,614
Chief Executive Officer	2006	$400,000	$180,919	—		$2,275,251	—	$16,288	(6)	$2,872,458

Scott J. Davidson,	2008	$375,000	$125,000	$67,586		$53,859	—	—		$621,445
Senior Vice President and	2007	$247,680	$72,500	—		$95,559	—	$2,500		$418,239
Chief Financial Officer

Vincent C. Smith,	2008	$1,000,000	$500,000	$1,275,420	(3)	$610,937	$334,115	$2,500		$3,722,973
Executive Chairman and	2007	$1,000,000	$400,000	—		$1,294,232	$560,869	$8,269	(7)	$3,263,371
Former Chief Executive	2006	$150,000	$180,919	—		$2,862,429	—	$292,428	(7)	$3,485,776
Officer

Steve Dickson, Senior Vice President, Product Management and Marketing	2008	$306,667	$142,522	$7,136		$208,445	—	$16,634	(8)	$681,403

(1)	Effective October 7, 2008, Mr. Garn was appointed Chief Executive Officer and Mr. Smith was appointed Executive Chairman. On November 20, 2008, the Compensation Committee of our Board of Directors increased Mr. Garn’s base salary to $850,000 and aggregate target cash bonus to $850,000, retroactive to the date of his appointment as Chief Executive Officer. Mr. Dickson became an executive officer of Quest in November 2008.

(2)	The amounts shown are the compensation costs recognized for financial statement reporting purposes in accordance with Financial Accounting Standards Board Statement 123(R), or SFAS 123(R), for stock awards and option awards to each Named Executive Officer during 2008 and in prior years. The amounts shown disregard estimated forfeitures related to service-based vesting conditions. For restricted stock unit awards, fair value is calculated using the closing price on the grant date as if these awards were vested and issued on the grant date. For a discussion of the valuation assumptions used in the SFAS 123(R) calculations for stock option awards, please see the note on employee benefit plans in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year in which the award was made. No stock options were granted to any of our Named Executive Officers in 2008, 2007 or 2006. These amounts reflect our accounting expense for stock awards and option awards, and do not correspond to the actual value that may be recognized by the Named Executive Officers. See the “Grant of Plan-Based Awards—Fiscal 2008” table below for information on awards made in fiscal 2008.

(3)	In May 2007, Messrs. Smith and Garn were awarded restricted stock units pursuant to our Executive Incentive Plan, subject to the achievement of certain performance objectives. These awards were subject to the approval by our shareholders of the Executive Incentive Plan at our 2008 Annual Meeting of Shareholders. As a result of this contingency, no compensation expense was recognized in 2007. The Executive Incentive Plan was approved by our shareholders at the 2008 Annual Meeting. As a result, Messrs. Smith and Garn became entitled to receive RSUs covering 111,473 shares and 55,736 shares, respectively, subject to employment-based vesting, pursuant to the awards made in May 2007. Compensation expense associated with these awards is reflected in the compensation reported for 2008.

(4)	The amounts disclosed were earned pursuant to cash incentive awards under our Executive Incentive Plan for 2007 and 2008.

(5)	The amounts disclosed are valued based on the aggregate incremental cost to Quest for providing the applicable perquisite or personal benefit. The amount of compensation disclosed in each year for each Named Executive Officer includes a $2,500 matching contribution under our 401(k) plan.

(6)	The amount of compensation disclosed for 2007 includes expenses in the amount of: (a) $5,098 related to the allocable cost of our annual sales quota club trip, including $1,418 in related tax gross-up benefits; and (b) $350 for the cost of an airline club membership. The amount of compensation disclosed for 2006 includes expenses in the amount of: (a) $12,038 related to the allocable cost of our annual sales quota club trip, including $4,628 in related tax gross-up benefits; (b) $250 for the cost of a physical exam; and (c) $1,500 for the cost of theatre tickets purchased for personal use.

(7)	The amount of compensation disclosed for 2007 includes expenses in the amount of: (a) $5,098 related to the allocable cost of our annual sales quota club trip, including $1,418 in related tax gross-up benefits; (b) $96 for the cost of a health club membership; (c) $285 in commuting and related automobile expenses; and (d) $290 for a physical exam. The amount of compensation disclosed for 2006 includes expenses in the amount of: (a) $12,038 related to the allocable cost of our annual sales quota club trip, including $4,628 in related tax gross-up benefits; (b) $23,852 for the cost of two company-provided cars and related expenses; (c) $252,940 for personal use of company-owned aircraft; (d) $96 for the cost of a health club membership; (e) $60 for the cost of a credit card mileage plus membership; and (f) $942 in credit card late fees. For purposes of the aircraft-related compensation disclosures, we have valued Mr. Smith’s personal use of company aircraft based on the cost of fuel, maintenance reserves for engines and smaller variable costs, such as trip-related hangar and parking costs, landing fees, crew expenses and on-board catering. The Company’s aircraft was sold in November 2006.

(8)	In June 2008, Quest commenced a tender offer to amend or replace certain employee stock options held by our employees to address certain potentially adverse tax consequences under Section 409A of the Code associated with discounted stock options held by our employees. Mr. Dickson, who was not an executive officer at the time, participated in the tender offer. As a result, an aggregate of 1,560 stock options held by Mr. Dickson were amended to increase the exercise price from $10.74 to $14.93, which was the closing price of our common stock on the date the tender offer closed, and Mr. Dickson received a cash bonus in the amount of $6,536, to compensate him for the loss in intrinsic value as a result of the increase in the exercise price of the options. In addition, in 2008 Quest paid to the Internal Revenue Service the Section 409A liability and interest on behalf of each employee (including Mr. Dickson) who exercised discounted options in 2006. Mr. Dickson was not an executive officer at the time of this payment. The amount paid to the IRS by Quest on behalf of Mr. Dickson totaled $4,677. Quest also provided a tax gross-up on the deemed compensation associated with such payment in the amount of $2,921.

Grants of Plan-Based Awards Table

The following table sets forth summary information regarding all grants of plan–based awards made to our Named Executive Officers during the year ended December 31, 2008.

GRANTS OF PLAN-BASED AWARDS TABLE—FISCAL 2008

	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards				Estimated Possible Payouts Under Equity Incentive Plan Awards (2)						Grant Date Fair Value of Stock and Option Awards
Name		Threshold	Target	Maximum		Threshold (#)		Target (#)		Maximum (#)
Douglas F. Garn	—	$42,000	$300,000	$375,000	(1)	—		—		—		—
	3/5/2008	—	—	—		32,500		65,000		65,000		$632,612
Scott J. Davidson	3/5/2008	—	—	—		12,500		25,000		25,000		$243,311
Vincent C. Smith	—	$84,000	$600,000	$750,000	(1)	—		—		—		—
	3/5/2008	—	—	—		65,000		130,000		125,000		$1,265,210
Steve Dickson	10/16/2008	—	—	—		—	(3)	—	(3)	—	(3)	$107,139

(1)	These awards were granted pursuant to our Executive Incentive Plan for 2008—see “Compensation Discussion & Analysis” above in this Proxy Statement for a discussion of these awards. The target amount of the award was established by our Compensation Committee and the maximum amount of the award is an amount equal to 125% of the target amount. The actual amounts of the payouts received by Messrs. Smith and Garn were $334,115 and $196,293, respectively. These amounts are included in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table above.

(2)	These restricted stock unit awards were granted pursuant to our Executive Incentive Plan—see “Compensation Discussion & Analysis” above in this Proxy Statement for a discussion of these awards. These RSUs entitle Messrs. Smith, Garn and Davidson to receive up to 91,483 shares, 45,742 shares and 17,593 shares, respectively (reflecting the application of the awards to our actual performance during 2007, the applicable performance period), subject to employment-based vesting.

(3)	Prior to his appointment as an executive officer of Quest, Mr. Dickson received an award under an incentive plan for certain key employees of Quest. The ultimate value of the awards made to participants in the plan was determined based on Quest’s achievement of certain company financial goals in 2008. The target value of the awards made under the plan was denominated in cash. The target value of Mr. Dickson’s award was $150,300, and the actual value of the award, based on the level of achievement by the company of the financial goals in 2008, was $119,925. In March 2008, as permitted under the terms of the plan, the Compensation Committee of the Board of Directors determined to pay all awards under this incentive plan in restricted stock units, using the volume-weighted average price of a share of Quest common stock in 2008 (which was $13.98) to determine the number of shares of RSUs for each award. As a result, in March 2009, Mr. Dickson was granted RSUs covering an aggregate of 8,578 shares of common stock. These RSUs vest in equal quarterly amounts starting on March 31, 2009 and ending on December 31, 2011. The compensation expense recognized in 2008 for financial statement reporting purposes in accordance with SFAS 123(R) with respect to this award is included in the “Stock Awards” column in the Summary Compensation Table above.

Outstanding Equity Awards at Fiscal Year-End Table

The following table shows certain information regarding outstanding equity awards held by the Named Executive Officers as of December 31, 2008.

OUTSTANDING EQUITY AWARDS AT FISCAL 2008 YEAR-END TABLE

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price	Option Expiration Date		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (4)
	Exercisable	Unexercisable
Douglas F. Garn	80,000	0	$55.25	4/14/2010	(1)	82,899	$1,043,699
	300,000	0	$26.51	4/4/2011	(1)	—	—
	72,900	0	$24.40	10/1/2011	(1)	—	—
	400,000	0	$11.56	9/10/2013	(1)	—	—
	40,000	10,000	$11.18	8/5/2014	(2)	—	—
	195,000	130,000	$14.59	12/8/2015	(2)	—	—

Scott J. Davidson	28,000	0	$7.89	10/8/2012	(1)	17,593	$221,496
	12,500	0	$11.56	9/10/2013	(1)	—	—
	12,000	3,000	$11.18	8/5/2014	(2)	—	—
	9,000	6,000	$14.59	12/8/2015	(2)	—	—

Vincent C. Smith	300,000	0	$26.51	4/4/2011	(1)	165,798	$2,087,397
	300,000	0	$24.40	10/1/2011	(1)	—	—
	185,000	0	$24.40	10/1/2011	(1)	—	—
	800,000	0	$8.30	8/7/2012	(1)	—	—
	750,000	0	$11.56	9/10/2013	(1)	—	—

Steve Dickson	5,000	0	$22.94	10/1/2009	(1)	—	—
	1,560	0	$14.93	10/1/2011	(1)	—	—
	5,000	0	$11.56	9/10/2013	(1)	—	—
	7,500	15,000	$11.18	8/5/2014	(2)	—	—
	27,000	18,000	$14.59	12/8/2015	(2)	—	—

(1)	Fully vested and immediately exercisable.

(2)	The option vests and becomes exercisable for the total number of option shares over a period of 5 years, with 20% vesting on the date that is 12-months from the date of grant and an additional 10% vesting at the end of each 6-month period thereafter. The following schedule sets forth the grant date for each option with such a vesting schedule that is not already fully vested (identified in terms of the expiration date reported for that option in the above table) and the total number of shares for which that option was originally granted:

Name	Grant Date	Expiration Date	Shares Granted
Douglas F. Garn	12/8/2005	12/8/2015	325,000
	8/5/2004	8/5/2014	50,000

Scott Davidson	12/8/2005	12/8/2015	15,000
	8/5/2004	8/5/2014	15,000

Steve Dickson	12/8/2005	12/8/2015	45,000
	8/5/2004	8/5/2014	75,000

(3)	These restricted stock unit awards were granted pursuant to our Executive Incentive Plan. The following schedule sets forth, for each award of restricted stock units under the Executive Incentive Plan, the number of restricted stock units awarded, and the applicable vesting dates for each such award. Each award vests in equal amounts over a three-year period on the dates indicated below.

Name	Number of RSUs	Vesting Dates
Douglas F. Garn	55,736	May 8, 2008, March 1, 2009 and March 1, 2010
	45,742	March 1, 2009, March 1, 2010 and March 1, 2011
Scott J. Davidson	17,593	March 1, 2009, March 1, 2010 and March 1, 2011
Vincent C. Smith	111,473	May 8, 2008, March 1, 2009 and March 1, 2010
	91,483	March 1, 2009, March 1, 2010 and March 1, 2011

(4)	The market value of the unearned restricted stock units that were not earned and had not vested at December 31, 2008 is calculated by multiplying the number of units by the closing price of our common stock at December 31, 2008, which was $12.59.

Option Exercises and Stock Vested Table

The following table shows the number of shares acquired on stock option exercises and vesting of restricted stock units by each of the Named Executive Officers during the year ended December 31, 2008. The table also presents the value realized upon such exercises and vesting, as calculated, in the case of stock options, based on the difference between the market price of Quest’s common stock at exercise and the option exercise price, and as calculated, in the case of restricted stock units, based on the closing selling price per share of Quest’s common stock on the NASDAQ Global Select Market on the vesting date.

OPTIONS EXERCISES AND STOCK VESTED—FISCAL 2008

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting
Douglas F. Garn	150,000	$677,500	18,579		$256,948
Scott J. Davidson	15,000	$129,150	—		—
Vincent C. Smith	—	—	37,158	(1)	$513,895
Steve Dickson	92,500	$432,009	—		—

(1)	Mr. Smith deferred delivery of the shares underlying this award until 2010 in accordance with the terms of the plan.

Potential Payments upon Termination or Change in Control

We do not have any agreements that provide for any payments to our Named Executive Officers in connection with the termination of employment of any such Named Executive Officer. However, we have entered into agreements with certain of our Named Executive Officers that provide certain limited benefits in the event of a change in control of Quest. Specifically, our 1999 Stock Incentive Plan, pursuant to which our Named Executive Officers have been granted all of their stock options, provides that in the event of a change in ownership or control of Quest (by way of merger, sale of assets or otherwise), each outstanding option under the discretionary option grant program will immediately become exercisable for all the shares represented by such option, except to the extent (i) such option is assumed or otherwise continued in full force and effect by the successor corporation; or (ii) such option is replaced with a cash incentive program by the successor corporation which preserves the economic value existing at the time of any such change in ownership or control and provides for subsequent payout in accordance with the same vesting schedule applicable to those option shares. These acceleration provisions do not discriminate in scope, terms or operation in favor of our Named Executive Officers and are available generally to all of our employees who have been granted options.

Compensation of Directors

The following table sets forth the compensation paid to our non-employee directors for service during the year ended December 31, 2008:

DIRECTOR COMPENSATION TABLE—FISCAL 2008

Name	Fees Earned or Paid in Cash	Option Awards (2)	Total
Raymond J. Lane	$54,000	$230,544	$284,544
Augustine L. Nieto II	$165,750	$230,544	$396,294
Kevin M. Klausmeyer	$88,250	$230,544	$318,794
Paul A. Sallaberry	$61,000	$230,544	$291,544
H. John Dirks	$161,500	$402,177	$563,677
Jerry Murdock, Jr.(1)	$26,023	$230,544	$256,567

(1)	Mr. Murdock’s term as a director ended August 6, 2008 after Mr. Murdock was not re-elected at our 2008 Annual Meeting of Shareholders.

(2)	Because the options granted to our directors pursuant to the automatic option grant program are fully vested upon issuance, the amount stated in the “Option Awards” column for each director other than Mr. Dirks is also the grant date fair value of each such equity award computed in accordance with SFAS 123(R). The grant date fair value of Mr. Dirks’ equity awards computed in accordance with SFAS 123(R) is $505,158.

In 2008, non-employee directors received an annual retainer of $40,000 for serving on the Board of Directors, and were entitled to be reimbursed for reasonable expenses incurred by them in attending board and committee meetings. In addition, members of the regular committees of our Board of Directors received the annual fees described below:

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Chairman	$20,000	$10,000	$10,000
Member	$10,000	$5,000	$5,000

In 2007, our Board of Directors authorized the monthly cash payment of $25,000 to each of Messrs. Nieto and Dirks as compensation for serving on an additional committee formed by the Board. Such payments are made by Quest in months when services are rendered by the committee members and will continue to be made by Quest until there is no further use for the committee. In 2008, our Board of Directors created an additional committee comprised of Messrs. Dirks (Chairman), Klausmeyer and Nieto and authorized one-time cash payments in the amount of $25,000 to Mr. Dirks and $20,000 to each of Messrs. Klausmeyer and Nieto.

On the first business day in January each year, non-employee Board members who have served on the Board for at least one year also receive option grants covering 20,000 shares pursuant to the provisions of the automatic option grant program under our 2008 Stock Incentive Plan. Prior to the adoption of our 2008 Stock Incentive Plan, the non-empoyee director annual automatic grant of options to purchase shares was made on the date of each annual meeting of our stockholders. However, our Board of Directors determined to change the date of the annual automatic grant to non-employee directors to the first business day of each calendar year, beginning in January 2009. As a result, on July 1, 2008, non-employee directors who served on the Board for at least one year received an option grant covering 30,000 shares pursuant to the automatic option grant program under our 2008 Stock Incentive Plan.

2008 Changes to Director Compensation Arrangements

In March 2008, our Board of Directors approved revised director compensation arrangements. As discussed above, the number of shares covered by the annual automatic grant to non-employee directors was increased to 20,000 shares from 15,000 shares. Also, the annual cash retainer for non-employee directors was increased from $30,000 to $40,000. No changes were made to the annual fees described above that are paid to members of the regular committees of our Board of Directors, except that the fee paid to the chairman of our Nominating and Corporate Governance Committee was increased from $7,500 to $10,000. In addition, our non-employee directors are now entitled to receive a fee in the amount of $2,000 for each Board meeting attended in person ($1,000 if attended via telephone) and $1,500 for each committee meeting attended in person ($750 if attended via telephone).

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between any of our executive officers or any member of our compensation committee and any member of any other company’s board of directors or compensation committee. For additional information concerning transactions involving other members of the Board, see “Certain Relationships and Related Transactions.”

EQUITY COMPENSATION PLAN INFORMATION

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth certain information about our Common Stock that may be issued under our existing equity compensation plans as of December 31, 2008.

	Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1) (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	15,147,873	$15.43	18,099,919
Equity compensation plans not approved by security holders	—	—	—

Totals	15,147,873	$15.43	18,099,919

(1)	Excludes options to purchase 97,306 shares of Common Stock with a weighted-average exercise price of $4.35 that were assumed by Quest in connection with our acquisitions of Foglight Software, Aelita Software Corporation, Imceda Software and Vintela. In connection with these acquisitions, Quest only assumed options outstanding at the time of the acquisition but did not assume the entire option plan; therefore, no further options may be granted under these acquired-company option plans.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Approval of Related Person Transactions

The charter of our audit committee requires that our audit committee review and approve all related person transactions. In determining whether to approve or ratify such a related person transaction, the audit committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. The audit committee will generally approve only those related person transactions that are in the best interests of our company and our stockholders.

Certain Employee Relationships

Since May 2006, we have employed Jim Garn, the brother of Douglas F. Garn, our President and Chief Executive Officer, as our Sr. Director, Sales Operations. During 2008, Jim Garn received cash compensation totaling $215,996, which includes: (a) a discretionary bonus in the amount of $24,326 and (b) a $2,500 matching contribution under our 401(k) plan. Jim Garn also received an award under a key employee incentive plan in 2008, which resulted in a grant of 3,812 restricted stock units in March 2009. These restricted stock units vest in equal quarterly amounts over the three-year period from 2009 through 2011.

Since September 2007, Chris Garn, the brother of Douglas F. Garn, has been employed by Vizioncore, Inc., a wholly owned subsidiary of Quest, most recently as a Named Account Manager. During 2008, Chris Garn received cash compensation totaling $231,259, which includes: (a) an annual base salary of $110,000, (b) commission payments totaling $96,166, (c) retirement plan contributions totaling $14,968 and (d) incremental medical benefits totaling $10,125.

Other Relationships

We have entered into indemnification agreements with our executive officers and our directors containing provisions that may require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as officers or directors, other than liabilities arising from willful misconduct of a culpable nature, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

We believe that all of the transactions set forth above were made on terms no less favorable to us than could have been otherwise obtained from unaffiliated third parties.

OVERVIEW OF PROPOSALS

This Proxy Statement contains two proposals requiring stockholder action. Proposal No. 1 relates to the election of seven directors to our Board of Directors. Proposal No. 2 requests stockholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2009. Each of these proposals is discussed in more detail in the pages that follow.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board is currently comprised of seven members: Messrs. Smith, Garn, Dirks, Klausmeyer, Lane, Nieto and Sallaberry. The Board has nominated the current seven directors to be elected to serve for a one-year term and until their successors are duly elected and qualified. Our authorized number of directors is not less than five and not more than nine, and is presently set at seven. Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, for the election of the Board’s nominees below. Proxies cannot be voted for more than the seven named nominees. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote for a nominee designated by the present Board to fill the vacancy. It is not presently expected that any nominee will be unable or will decline to serve as a director.

Vote Required

In November 2007, we amended our bylaws to adopt a majority voting standard for uncontested elections of directors. An uncontested election is any election where the number of nominees for director does not exceed the number of directors to be elected. The majority voting standard will apply to the election of directors to take place at the Annual Meeting. As a result, each of the seven nominees will be elected only if the number of votes FOR such nominee constitutes a majority of the shares of Quest common stock present or represented by proxy and voting and also constitutes at least a majority of the required quorum.

Recommendation

The Board of Directors recommends that stockholders vote FOR re-election of Messrs. Smith, Dirks, Klausmeyer, Lane, Nieto and Sallaberry and election of Mr. Garn.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP, an independent registered public accounting firm, to audit the financial statements of Quest for the year ending December 31, 2009. Deloitte & Touche served as Quest’s independent registered public accounting firm for the year ended December 31, 2008. Stockholders are being asked to ratify the appointment of Deloitte & Touche as our independent registered public accounting firm at the Annual Meeting. A representative of Deloitte & Touche is expected to be present at the Annual Meeting and to be available to respond to appropriate questions, and will have the opportunity to make a statement.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche as our independent registered public accounting firm. However, the Board is submitting the selection of Deloitte & Touche at the request of the Audit Committee to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in our best interests and the best interests of our stockholders.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents the fees billed to Quest for professional audit services rendered by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”), for the audit of our annual financial statements for the years ended December 31, 2008 and 2007, and fees billed for other services rendered by Deloitte during those periods.

	2008	2007
Audit Fees (1)	$1,498,088	$1,879,504
Audit-Related Fees (2)	$168,643	$3,388,171
Tax Fees (3)	$278,705	$387,058
All Other Fees	$—	$—
Total	$1,945,437	$5,654,733

(1)	Audit Fees related to professional services rendered for the audit of our annual financial statements, reviews of our quarterly financial statements, international statutory audits and other fees related to our SEC filings and other accounting consultations. This category also includes $477,000 in fees in 2007 for the audit of management’s assessment of the effectiveness of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Audit-Related Fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and also acquisition-related audit fees. The audit-related fees in 2008 and 2007 included $19,605 and $3,324,671 in fees billed during 2008 and 2007, respectively, for the audit of our restatement as described in Note 2, “Restatement of Previously Issued Financial Statements,” to the audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006 and the section entitled “Restatement” in Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in Item 7 of such Annual Report.

(3)

Tax Fees included fees for tax compliance of approximately $130,565 and $206,285 for 2008 and 2007 relating to U.S. federal tax returns, tax returns in overseas countries in which we do business and various state and local tax returns. Tax fees also included fees for tax advisory services of approximately $144,549 for 2008 and $180,773 for 2007, including tax examination assistance, expatriate tax services, assistance related to mergers and acquisitions, tax research and tax planning services in the countries in which we do business.

The Audit Committee of the Board of Directors has considered whether the provision by Deloitte of the non-audit services listed above is compatible with maintaining Deloitte’s independence.

Pre-Approval Policy

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services, and may be subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval policy, and the related amounts of fees for services performed. The Audit Committee may also pre-approve particular services on a case-by-case basis. All Audit-Related Fees, Tax Fees and All Other Fees for 2008 and 2007 described above were pre-approved by the Audit Committee.

Vote Required

The affirmative vote of a majority of the shares represented and voting will be required to ratify the selection of Deloitte & Touche as our independent registered public accounting firm.

Recommendation

The Board of Directors recommends that stockholders vote FOR ratification of the selection of Deloitte & Touche as Quest’s independent registered public accounting firm.

*****

A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2008 accompanies this Proxy Statement. Further copies are also available without charge upon delivery of a written request to our principal executive offices at: Corporate Secretary, Quest Software, Inc., 5 Polaris Way, Aliso Viejo, CA 92656. Copies may also be obtained without charge through the SEC’s website at http://www.sec.gov.

May 1, 2009

Aliso Viejo, California

c/o Corporate Election Services P. O. Box 3230 Pittsburgh, PA 15230-3230	VOTE BY TELEPHONE
Have your proxy card available when you call Toll-Free 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.

VOTE BY INTERNET
Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.
VOTE BY MAIL
Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, P.O. Box 3230, Pittsburgh, PA 15230-3230.

Vote by Telephone	Vote by Internet	Vote by Mail
Call Toll-Free using a touch-tone telephone: 1-888-693-8683	Access the Website and cast your vote: www.cesvote.com	Return your proxy in the postage-paid envelope provided

Vote 24 hours a day, 7 days a week!

Internet and telephone voting facilities will close at 6 a.m. Pacific Time on June 4, 2009.

If you vote over the Internet or by telephone, you DO NOT need to return your proxy card.

a

Proxy card must be signed and dated below. È Please fold and detach card at perforation before mailing. È
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 4, 2009

The undersigned stockholder of Quest Software, Inc. (“Quest”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement with respect to the Annual Meeting of Stockholders of Quest Software, Inc. to be held at Quest’s principal executive offices located at 5 Polaris Way, Aliso Viejo, California 92656 on Thursday, June 4, 2009 at 10.00 a.m. local time, and hereby appoints Vincent C. Smith, Douglas F. Garn and Scott J. Davidson, and each of them, proxies and attorneys-in-fact, each with power of substitution and revocation, and each with all powers that the undersigned would possess if personally present, to vote Quest’s Common Stock which the undersigned is entitled to vote at such meeting and any adjournments of such meeting, as set forth below.

THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NO CHOICE IS SPECIFIED, FOR THE ELECTION OF THE BOARD’S NOMINEES AND FOR PROPOSAL 2 AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Dated: , 2009

Signature of Stockholder

UNLESS YOU HAVE VOTED BY TELEPHONE OR ON THE INTERNET, PLEASE VOTE, SIGN, DATE AND RETURN THIS CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

Signature of Stockholder (if held jointly)

Note: Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

(Continued on the reverse side)

Proxy card must be signed and dated below.
È Please fold and detach card at perforation before mailing. È
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
Our Board of Directors recommends that you vote your shares FOR each of the seven nominees to the Board of Directors identified above and FOR proposal 2.
QUEST SOFTWARE, INC.								PROXY

1.	To elect seven directors to serve on the Quest’s Board of Directors until the next annual meeting of stockholders and/or until their successors are duly elected and qualified:				For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) to the left of the name(s) of the nominees(s) on the line below.
	Director Nominees:
	1.	Vincent C. Smith	5.	Kevin M. Klausmeyer
	2.	Raymond J. Lane	6.	Paul A. Sallaberry
	3.	Douglas F. Garn	7.	H. John Dirks
	4.	Augustine L. Nieto II

2.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2009.				FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

(Continued and to be signed on the reverse side)